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                                                                     EXHIBIT 3.3


                                 FIRST AMENDMENT
                                       TO
                                     BYLAWS
                                       OF
                               SCPIE HOLDINGS INC.



                  FIRST AMENDMENT, dated as of February 24, 1999 ("First Amendment"), to the Amended and Restated Bylaws ("By-Laws") of SCPIE Holdings Inc., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the By-Laws.


                                    RECITALS

                  WHEREAS, pursuant to Article IX, Section 1 of the By-Laws, the Board of Directors may alter, amend, repeal or adopt new By-Laws at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new By-Laws is contained in the notice of such special meeting;

                  WHEREAS, the purpose of this First Amendment is to permit voting by electronic means, including telephone and internet voting, by stockholders at any future meeting of the Company's stockholders;

                  WHEREAS, Delaware General Corporation Law Section 211(e) provides that the election of directors must be by written ballot unless the certificate of incorporation provides otherwise, Article Sixth, Section 2 of the Company's Certificate of Incorporation provides that the election of directors need not be by written ballot unless the By-Laws of the Company so provide, and the Company's By-Laws currently provide that proxies must be "appointed by an instrument in writing subscribed by such stockholder;"

                  WHEREAS, ChaseMellon Shareholder Services, the Company's Transfer Agent, has advised the Company that the electronic transmission voting system used by ChaseMellon Shareholder Services, which assigns control numbers to each stockholder, sets forth or submits information from which it can be determined that the electronic transmission was authorized by the stockholder, in accordance with Delaware law; and

                  WHEREAS, in accordance with the purpose of this First Amendment, the Board of Directors has deemed it in the best interests of the Company to amend the By-Laws as set forth herein.

                  NOW, THEREFORE, the By-Laws are hereby amended as follows:


                  1.       Amendment

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                           The first sentence of Article II, Section 5 of the
Company's By-Laws is deleted in its entirety and replaced with the following:

                  At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy (i) appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than one year prior to said meeting, unless such proxy provides for a longer period, or (ii) transmitted electronically (including by use of telephone keypad or by the internet), provided that such transmission is suitably authenticated by a unique password or other similar means and is recorded electronically or mechanically.

                  2.       Continuation

                           Except as specifically amended by this First
Amendment, the By-Laws shall continue in full force and effect in accordance with their terms as in effect existing on the date of this First Amendment.

                  3.       References

                           After the date of this First Amendment, any
references to the By-Laws shall mean the By-Laws as amended by this First Amendment.



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